Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio – Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2010

•	TiVo exceeds Net Income, Adjusted EBITDA and revenue guidance

•	Distribution efforts with U.S. operators accelerating; Suddenlink signs up to distribute TiVo Premiere set-top boxes; RCN available in all markets

•

Cox Communications to offer VOD library access to TiVo Premiere; first time cable VOD will be integrated into a retail consumer electronics device; Cox to promote and install TiVo Premiere for its subscribers

•	TiVo signs another major international distribution deal with ONO in Spain; builds on recent progress with Virgin Media in the UK

•

TiVo Stop||Watch™ ratings service now the first research offering to include broadband viewing habits, which adds to traditional linear television, and DVR viewing data from a single source set-top box

•	NASDAQ to partner with TiVo to bring visual elements to Nasdaq Marketsite Video Wall; NASDAQ to promote the TiVo brand and functionality from TiVo’s intuitive and stunning user interface

ALVISO, Calif. – August 25, 2010 – TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services including digital video recorders (DVRs) for consumers and content distributors and consumer electronics manufacturers, today reported financial results for the second quarter ended July 31, 2010.

“This quarter we put several strategic relationships in place that further demonstrate our growth plans, led by fast, cost-efficient solutions that bring the TiVo experience to consumers and operators around the world,” said Tom Rogers, President and CEO of TiVo. “At the same time, TiVo remains on solid financial footing, exceeding our revenue and earnings guidance and with a strong balance sheet of over $240 million in cash and short-term investments, and no debt.”

For the second quarter, service and technology revenues were $42.1 million, exceeding our guidance of $40 million to $42 million and compared with $48.8 million for the same period last year and $43.2 million in the prior quarter. Adjusted EBITDA was ($6.5) million, compared to guidance of ($9) million to ($11) million, and $5.5 million in the same period a year ago. TiVo reported a net loss of ($15.3) million, compared to guidance of a net loss of ($17) to ($19) million and a net loss of ($2.7) million in the year ago quarter. Net loss per share this quarter was ($0.13).

Rogers continued, “We are confident in our ability to drive the distribution of our products and are investing in our ability to do so now, as well as for future generation products. We are accomplishing these goals while aggressively protecting our intellectual property, which we see as a solid investment for the Company.

“We’ve seen a great deal of progress on the mass distribution front this quarter as operators are increasingly embracing TiVo’s solutions, not only in the U.S., but also in key international markets. In the U.S., operators like RCN, Suddenlink Communications, and Cox Communications are demonstrating just how quickly a TiVo solution can be deployed by repurposing our retail products. Internationally, Virgin Media and ONO are embracing TiVo’s user interface because it represents a proven solution for hybrid broadband and traditional linear television platforms that can be deployed in a variety of environments.

“As an example of TiVo’s rapid adoption domestically, RCN completed the rollout of TiVo Premiere, as its primary DVR offering, across its entire footprint in just three months including Washington, D.C., New York City, Boston, Philadelphia, Lehigh Valley, PA, and Chicago, well ahead of schedule. The speed and ease by which RCN was able to bring the latest TiVo hardware to market underscores the value of TiVo’s offering and will serve as a proxy for other operators who want to offer the best of cable TV and Internet delivered content in a manner that balances consumer choice and strategic control for the operator. Feedback from RCN subscribers has been extremely positive, the results are exceeding expectations and we are seeing accelerated adoption.

“This quarter we also announced a deal with Suddenlink Communications, the seventh largest U.S. cable operator currently with 1.3 million subscribers. Like RCN, Suddenlink will offer its customers co-branded, leased TiVo Premiere DVRs as well as non-DVR set-top boxes with TiVo software that will enable a seamless whole home DVR solution. Of note, this will be the first time TiVo provides non-DVR set-top boxes in the U.S. and we expect to do this in a manner that is highly cost effective for the operator and arms the cable industry with a multi-room solution that goes well beyond what is offered by its telco competitors in terms of functionality and ease of use.

“We also recently announced an important deal with Cox Communications, the third largest U.S. cable television operator, to promote TiVo Premiere to its customers and, importantly, integrate access to its Cox On DEMAND service into TiVo Premiere. This is a major leap forward for the cable industry because it is the first time a cable operator will make its entire video on demand library available to a retail device such that the VOD and linear TV content is fully integrated with a wealth of Internet-delivered titles. This makes TiVo Premiere a truly unique solution in terms of the comprehensiveness of the content it brings to the living room. There is simply no other solution on the market that enables such a wide-ranging selection of top-tier content, coming from a host of sources. Also as part of this deal, Cox will market TiVo Premiere to its subscribers and provide free installation for TiVo Premiere boxes thereby removing a major source of historical friction for consumers looking to utilize retail set-top boxes. We are incredibly encouraged by the step that Cox is taking to make the TiVo solution available in all their major markets in the not so distant future and believe this will showcase yet another way that even when purchased at retail, TiVo can be quickly embraced by the largest cable operators, as a first step to utilizing the TiVo platform.

“Similarly, on the international front, we continue to grab the attention of operators who are seeking best-in-class solutions for their next generation platforms. This quarter we announced a deal with ONO, the largest cable operator in Spain, which establishes TiVo as the exclusive software provider for all next-generation set-top boxes deployed by ONO, including both DVRs and non-DVR set-top boxes.

“Additionally, our work with Virgin Media to bring the TiVo experience to their UK subscribers continues to progress as we move closer to launching the platform by year-end. Virgin is eager to deploy the product as soon as possible, as it looks to lead the UK market by offering the most comprehensive video experience. With the realization of our partnerships with ONO and Virgin Media, we believe we are experiencing great momentum in Europe. The ONO and Virgin deals are expected to make TiVo available to nearly five million households in Western Europe and we believe we have a strong pipeline for additional deals with similar forms of commitment.

“The catalysts for this international progress are clear and we see a strong pipeline of interest. Unlike some of the large operators in the U.S., international players must rely on outside partners to provide their set-top-box software. There are very few players who can credibly provide solutions that handle an incredibly dynamic and strategically important set of consumer-facing features in combination with an increasingly complex set-top box and network infrastructure. Within that small universe of players, TiVo remains the only advanced solution that has proven deployments, the only solution that offers a branded experience, and the only solution that does not come with an agenda which seeks to leverage its user interface as a Trojan horse to sell middleware, conditional access, or set-top boxes. We are truly a pure play built around the consumer experience, and that gives our customers across the globe a great deal of flexibility in their platform decisions and confidence that they will have the optimal consumer offering.

“It is also worth pointing out that our software is being ported onto set-top boxes from multiple device manufacturers including Cisco set-top boxes for both ONO and Virgin and Technicolor set-top boxes for DirecTV and others, and there are additional set-top box providers showing significant interest in similar relationships. The integration of TiVo software onto a set-top box is truly a differentiator for set-top box manufactures looking to gain advanced television solutions deployments with multichannel operators.

“Moving to the TiVo-Owned side of the business, the new TiVo Premiere box, which features our next-generation high-definition user interface, continues to be a driving force behind our leading position as an innovator of advanced television solutions and as the universal enabler for interactive TV. We are continually working on enhancing our innovation, and beyond the millions and millions of pieces of video content already available through TiVo we are quite confident there won’t be any significant pieces of broadband content which subscribers are looking for that won’t be available in the near-future. In terms of physical product, the new TiVo Slide remote that we announced yesterday is a first of its kind, with a full keyboard that will help make searching and interacting with the growing amount of video content available to TiVo users a smoother and more enjoyable experience. These content and hardware modifications and enhancements to TiVo Premiere are part of our goal to provide consumers and operators with the most dynamic and comprehensive advanced television offering available in the market today. TiVo offers the only set-top box that provides access to traditional linear television, over-the-top broadband content, and soon in all major Cox cable footprints, video on demand services, all in one easy to use interface. TiVo continues to be the ecosystem and central player bringing anything video seamlessly to the television. Whether it’s through utilizing our standalone box, a non-DVR offering or integrating the user interface directly into the TV as Best Buy is doing with their Insignia brand televisions, TiVo is the universal enabler for interactive TV.

“TiVo’s brand recognition and ability to offer the best video viewing experience possible is being recognized by those outside the media industry as well. As an example, NASDAQ will be bringing the look and feel of TiVo’s user interface as well as elements of TiVo branding to its NASDAQ MarketSite Video Wall. This relationship is intended to help improve the visual look and feel of one of the financial world’s most recognizable landmarks, utilizing the well-known TiVo brand.

“This quarter we also continued to demonstrate that TiVo’s audience research and measurement capabilities remain vital to advertisers, brands and networks as they try to understand and target an increasingly fragmented TV audience. To that end, we recently added a host of new features to our Stop||Watch ratings service offering, notably the ability to measure aggregate broadband viewing on a set-top box, making the Stop||Watch ratings service the first product that can measure traditional linear television, DVR and broadband viewing from a set-top box. We believe as broadband-enabled television consumption becomes mainstream, this will increasingly become a critical element of the television measurement equation for advertisers, brands and networks looking for the best tools to help decide where to allocated marketing dollars. Additionally, we licensed our anonymous, aggregate viewing data to Simulmedia to help the leading marketing company better assist its clients increase viewership to television programs through more efficient and targeted use of on-air promotions.

“On our ongoing litigation with EchoStar, the en banc process is underway. We continue to believe that TiVo will prevail as we have throughout the litigation. We look forward to presenting our arguments to the en banc panel soon and remain confident that the rights of patents holders and judges to enforce an injunction against a willful infringer will be upheld.”

Rogers concluded, “We have much to build upon and so much to look forward to over the coming months. We believe our domestic distribution continues to gain momentum, our international distribution continues to gain momentum and our leadership in being the only combined linear and broadband offering is becoming more and more evident. TiVo’s future is bright and we look forward to the exciting developments that are on the horizon.”

Management Provides Financial Guidance

For the third quarter of fiscal 2011, TiVo anticipates service and technology revenues in the range of $40 million to $42 million, a net loss in the range of ($19) million to ($21) million, and an Adjusted EBITDA loss in the range of ($11) million to ($13) million.

This financial guidance is based on information available to management as of August 25, 2010. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 25, 2010. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 88742737). The Webcast will be archived and available through September 8, 2010 at http://www.tivo.com/ir or by calling (706) 645-9291; and entering the conference ID number 88742737.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2010 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, scope and timing of distribution of the TiVo service domestically with DIRECTV, Comcast, RCN and Suddenlink, and internationally in the UK (with Virgin Media), in Spain (with ONO) and other regions, future access to Cox Video ON DEMAND service through TiVo Premiere box, our expectations regarding future operator distribution deals in the U.S. and internationally, the expectations regarding future results of TiVo’s litigation with EchoStar, TiVo intent to protect and defend its intellectual property, future TiVo products (including non-DVR set-top boxes and whole home solutions enabled by TiVo technology and software), services, future new Insignia-branded televisions with TiVo interface and search features, new features including measurement of live, recorded, and broadband-delivered content in TiVo’s audience research business, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, Quarterly Reports on Form 10-Q since then, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
Revenues
Service revenues	$35,654	$41,500	$71,898	$83,629
Technology revenues	6,415	7,349	13,388	13,735
Hardware revenues	9,481	8,762	27,650	15,368

Net revenues	51,550	57,611	112,936	112,732
Cost of revenues
Cost of service revenues (1)	9,887	9,831	20,290	19,981
Cost of technology revenues (1)	4,211	5,862	9,232	10,345
Cost of hardware revenues	11,546	12,935	30,765	23,511

Total cost of revenues	25,644	28,628	60,287	53,837

Gross margin	25,906	28,983	52,649	58,895

Research and development (1)	19,326	14,358	37,954	29,424
Sales and marketing (1)	6,622	5,463	14,382	11,158
Sales and marketing, subscription acquisition costs	1,366	838	4,557	1,820
General and administrative (1)	14,103	11,227	25,800	23,469

Total operating expenses	41,417	31,886	82,693	65,871

Loss from operations	(15,511)	(2,903)	(30,044)	(6,976)

Interest income	381	136	750	326
Interest expense and other	(145)	78	(147)	78

Loss before income taxes	(15,275)	(2,689)	(29,441)	(6,572)
Provision for income taxes	(29)	(19)	(63)	(35)

Net loss	$(15,304)	$(2,708)	$(29,504)	$(6,607)

Net loss per common share - basic and diluted	$(0.13)	$(0.03)	$(0.26)	$(0.06)

Weighted average common shares used to calculate basic and diluted net loss per share	113,814,828	105,840,076	112,663,287	104,076,621

(1) Includes stock-based compensation expense as follows:
Cost of service revenues	$232	$289	$364	$552
Cost of technology revenues	616	614	1,100	1,171
Research and development	2,529	1,960	4,315	4,451
Sales and marketing	866	550	1,683	1,235
General and administrative	2,545	2,571	4,912	5,645

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

(unaudited)

	July 31, 2010	January 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$67,551	$70,891
Short-term investments	175,108	173,691
Accounts receivable, net of allowance for doubtful accounts of $411 and $409	13,598	16,996
Inventories	18,899	12,110
Prepaid expenses and other, current	15,003	8,686

Total current assets	290,159	282,374
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $41,489 and $40,934, respectively	10,857	10,098
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $13,813 and $12,501, respectively	8,253	9,565
Prepaid expenses and other, long-term	1,290	1,263
Long-term investments	7,528	7,512

Total long-term assets	27,928	28,438

Total assets	$318,087	$310,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$22,645	$20,712
Accrued liabilities	23,375	24,786
Deferred revenue, current	32,268	38,952

Total current liabilities	78,288	84,450
LONG-TERM LIABILITIES
Deferred revenue, long-term	31,846	28,990
Deferred rent and other long-term liabilities	252	231

Total long-term liabilities	32,098	29,221

Total liabilities	110,386	113,671
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000; Issued and outstanding shares - none	0	0
Common stock, par value $0.001:
Authorized shares are 275,000,000; Issued shares are 116,762,707 and 110,434,022, respectively and outstanding shares are 115,879,770 and 109,869,062, respectively	117	110
Additional paid-in capital	940,654	896,695
Treasury stock, at cost - 882,937 shares and 564,960 shares, respectively	(8,119)	(4,325)
Accumulated deficit	(724,217)	(694,713)
Accumulated other comprehensive loss	(734)	(626)

Total stockholders’ equity	207,701	197,141

Total liabilities and stockholders’ equity	$318,087	$310,812

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended July 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(29,504)	$(6,607)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	4,560	4,610
Loss on disposal of fixed assets	42	0
Stock-based compensation expense	12,374	13,054
Amortization of discounts and premiums on investments	1,076	0
Utilization of trade credits	65	23
Allowance for doubtful accounts	184	187
Changes in assets and liabilities:
Accounts receivable	3,214	1,132
Inventories	(6,789)	8,178
Prepaid expenses and other	(6,409)	(437)
Accounts payable	1,997	1,657
Accrued liabilities	(1,411)	(2,565)
Deferred revenue	(3,828)	(9,358)
Deferred rent and other long-term liabilities	21	0

Net cash provided by (used in) operating activities	$(24,408)	$9,874

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(84,190)	(160,876)
Sales or maturities of short-term investments	81,573	114,952
Purchase of long-term investment	0	(3,400)
Acquisition of property and equipment	(4,113)	(3,997)
Acquisition of capitalized software and intangibles	0	(1,532)

Net cash used in investing activities	$(6,730)	$(54,853)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	29,185	29,793
Proceeds from issuance of common stock related to employee stock purchase plan	2,407	2,320
Treasury Stock - repurchase of stock for tax withholding	(3,794)	(2,423)
Payment under capital lease obligation	0	(41)

Net cash provided by financing activities	$27,798	$29,649

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(3,340)	$(15,330)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	70,891	162,337

Balance at end of period	$67,551	$147,007

TIVO INC.

OTHER DATA

	Three Months Ended July 31,		Guidance Reconciliation Three Months Ending
	2010	2009	October 31, 2010
	(In thousands)		(In millions)
Net loss	$(15,304)	$(2,708)	$(21) - $(19)
Add back:
Depreciation & amortization	2,339	2,300	$2 - $3
Interest income & expense	(381)	(136)	$0 - $(1)
Provision for income tax	29	19	$0

EBITDA	(13,317)	(525)	$(19) - $(17)
Stock-based compensation	6,788	5,984	$6

Adjusted EBITDA	$(6,529)	$5,459	$(13) - $(11)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended July 31,
(Subscriptions in thousands)	2010	2009
TiVo-Owned Subscription Gross Additions	32	31

Subscription Net Additions/(Losses):
TiVo-Owned	(48)	(42)
MSOs/Broadcasters	(77)	(104)

Total Subscription Net Additions/(Losses)	(125)	(146)

Cumulative Subscriptions:
TiVo-Owned	1,366	1,582
MSOs/Broadcasters	1,018	1,468

Total Cumulative Subscriptions	2,384	3,050
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	56%	59%

Included in the 1,366,000 TiVo-Owned subscriptions are approximately 280,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2010	2009
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,390	1,604
TiVo-Owned subscription cancellations	(80)	(73)

TiVo-Owned Churn Rate per month	-1.9%	-1.5%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video on Demand services, as well as, increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2010	2009	2010	2009
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,366	$838	$7,785	5,811
Hardware revenues	(9,481)	(8,762)	(61,069)	(39,225)
Less: MSOs/Broadcasters-related hardware revenues	1,601	1,516	20,046	5,190
Cost of hardware revenues	11,546	12,935	73,163	55,614
Less: MSOs/Broadcasters-related cost of hardware revenues	(1,222)	(1,433)	(17,647)	(4,924)

Total Acquisition Costs	3,810	5,094	22,278	22,466

TiVo-Owned Subscription Gross Additions	32	31	145	171

Subscription Acquisition Costs (SAC)	$119	$164	$154	$131

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$35,654	$41,500
Less: MSOs/Broadcasters-related service revenues	(3,819)	(4,315)

TiVo-Owned-related service revenues	31,835	37,185
Average TiVo-Owned revenues per month	10,612	12,395
Average TiVo-Owned per month subscriptions	1,390	1,604

TiVo-Owned ARPU per month	$7.63	$7.73

	Three Months Ended July 31,
MSOs/Broadcasters Average Revenue per Subscription	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$35,654	$41,500
Less: TiVo-Owned-related service revenues	(31,835)	(37,185)

MSOs/Broadcasters-related service revenues	3,819	4,315
Average MSOs/Broadcasters revenues per month	1,273	1,438
Average MSOs/Broadcasters per month subscriptions	1,063	1,521

MSOs/Broadcasters ARPU per month	$1.20	$0.95

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.